EXHIBIT 10.4
MANAGEMENT AGREEMENT
     THIS MANAGEMENT AGREEMENT (this “Agreement”) is dated as of May 3, 2006 (the “Effective Date”), by and between CMP SUSQUEHANNA HOLDINGS CORP., a Delaware corporation (including any successor entity that becomes its new parent, “IPO Corp”), and CUMULUS MEDIA INC., a Delaware corporation (“Manager”).
W I T N E S S E T H:
     WHEREAS, IPO Corp has formed a wholly owned subsidiary organized for the purpose of (i) acquiring all of the radio operations of Susquehanna Pfaltzgraff Co. and its direct and indirect subsidiaries, and (ii) acquiring all of the radio operations of radio stations located in Houston, Texas identified by the call letters KFNC FM and KIOL FM, and the radio stations located in Kansas City, Missouri identified by the call letters KCHZ FM and KMJK FM (collectively the “Stations”); and
     WHEREAS, Manager and the other equityholders of Cumulus Media Partners, LLC, a Delaware limited liability company (“CMP”), the parent of IPO Corp have entered into a Capital Contribution Agreement dated as of October 31, 2005, which, among other things, contemplated the execution and delivery of this Agreement by IPO Corp and Manager coincident with CMP’s acquisition of the Stations through a wholly owned subsidiary;
     NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I MANAGEMENT SERVICES
     Section 1.1 Management Services.
     (a) Subject to the ultimate supervision and control of the board of directors of IPO Corp (the “Board”), during the term of this Agreement Manager shall manage, as further described herein, the business (the “Business”) of IPO Corp and its direct and indirect subsidiaries (collectively the “Companies”). Specifically, Manager shall have responsibility for Operations Services and Corporate Development Services for the Companies and the Business. For the purposes of this Agreement, “Operations Services” shall include the following management functions and services “above” the market level operations: sales, programming, marketing, technical, finance, accounting, treasury, administrative, internal audit, use of corporate headquarters, legal, human resources, risk management and information technology (which includes making Manager’s above the market systems available to the Companies). For the purposes of this Agreement, “Corporate Development Services” shall include evaluation and consummation of divestitures, acquisitions, swaps, signal upgrades, move-ins, format changes, new revenue streams and high definition build-out and development. The services to be performed by Manager pursuant to this Section 1.1 are herein sometimes referred to as the

“Management Services.” The Management Services shall not include (i) the exercise by IPO Corp of its rights and obligations under this Agreement, which rights and obligations shall be exercised and performed by, or as directed by, the Board or (ii) the utilization of third parties to perform professional services, it being understood and agreed that third parties should only be hired or engaged to perform professional services to the extent (with respect to scope of services and levels of compensation) and under circumstances reasonably consistent with how Manager would engage such third parties to perform professional services in running its own business (other than under extraordinary circumstances).
     (b) To the extent that operating, financial or other data relating to the Companies is housed on systems owned or shared by Manager and/or the Companies, the parties understand and agree that any such data is owned by the Companies and will promptly be returned by Manager to the Companies upon termination of this Agreement.
     (c) Without limiting Manager’s obligations as described under (a) above, Manager shall provide to the IPO Corp. and its subsidiaries the services of its officers who serve in the same or comparable positions at Manager who, during the term of this Agreement, shall serve as the Chief Executive Officer (“CEO”), chief financial officer, chief accounting officer, chief information officer, general counsel, and Executive Vice Presidents (“EVPs”) of IPO Corp. and its subsidiaries, and such individuals will supervise and direct the Management Services, as well as perform the other functions specified in this paragraph (c). Any such individuals provided by Manager shall serve the Companies in a dual capacity (holding the same offices in the Companies as they hold in Manager) and (subject to such reasonable changes as may be called for by the Board) have the authority, responsibility and duties customarily attendant to such offices and (i) in the case of the CEO, will, subject to the authority of the Board, be responsible for, among other things, executive-level supervision of all operations and functions of the Companies and the Business, recommendations for strategic direction and the general implementation of IPO Corp’s business or operating plan and (ii) in the case of the EVPs, will, subject to the authority of the CEO, be responsible for, among other things, performing executive-level functions as assigned from time to time by the CEO. During the term of this Agreement, Manager shall augment its management staff as necessary to perform the Management Services.
     (d) The Management Services shall be performed by Manager (i) with such care as a prudent manager would use in the conduct of its own affairs, (ii) with a view to maximizing the long-term value of the Companies and achieving Manager’s forecasts, and (iii)with no less diligence and dedication as the individuals providing such Management Services apply in rendering comparable services (including decisions with respect to the hiring or engagement of third parties) to Manager and its subsidiaries. The Operations Services shall be consistent in all material respects with IPO Corp’s Management Integration Plan attached hereto as Annex 1, and otherwise reasonably consistent, to the extent applicable, with how Manager operates its business. The Corporate Development Services shall be subject to reasonable and customary review and approval by the Board, and Manager shall provide to the Board such information as it may from time to time reasonably request in order to facilitate such review.
     (e) In the event of a proposed sale of the Business or a public offering of securities of IPO Corp. or one of its wholly owning parents or wholly owned subsidiaries, the

Manager will cause the individuals who are providing the Management Services to provide such services in connection therewith on a comparable basis, and with the same degree of good faith diligence, that Manager would reasonably be expected to require of such individuals if the Manager itself were being sold or undertaking an initial public offering, in each case with a view to maximizing the price at which the Business would be sold or at which such securities would be offered to the public.
     Section 1.2 Manager Employees. Manager will, in performing the Management Services, make available and use the services of such other officers and other corporate level employees (i.e., employees above the market level) of Manager and its affiliates as may be necessary to perform the Management Services, and Manager will augment its own staff (including, without limitation, hiring appropriate regional managers) as may be necessary in order to enable it to perform the Management Services in accordance with this Agreement. It is understood and agreed that all executive personnel described in Section 1.1 and any such other officers and employees of Manager and its affiliates so made available and used pursuant to this Section 1.2 will continue to be employees of Manager and its affiliates, and that Manager and its affiliates, and not the Companies, will be responsible for all of their salary, employee benefits and related employment compensation expense. IPO Corp acknowledges and agrees that such officers and other employees of Manager and its affiliates shall continue to perform services for Manager and its affiliates and that they will be devoting such portion of their time to the business of the Companies as is reasonably necessary for Manager to perform the Management Services hereunder.
     Section 1.3 Supervisory Role of Board of Directors. The providing of Management Services by Manager hereunder shall always be subject to the direction and control of the Board.
     Section 1.4 Information.
     (a) During the term of this Agreement, Manager and IPO Corp shall each, and IPO Corp shall cause the Companies to, at the reasonable request of the other, supply the other with the information reasonably requested in connection with the performance of the Management Services in accordance with this Agreement (including pursuant to Section 2.3). Any such information shall be made available concurrently to the PE Investors to the extent requested by any of them.
     (b) Manager shall, or shall cause the CEO or an EVP to, notify the Board as promptly as practicable after the occurrence of any of the following:
(i)	receipt by Manager of any written notice from any governmental agency of any claim or legal process or notification that, in the reasonable opinion of Manager, is or has a reasonable likelihood of becoming material to the Companies (taken as a whole) or any individual market in which the Company operates; or

(ii)	any other development that, in the reasonable opinion of Manager, materially affects or has a reasonable likelihood of materially affecting the Companies (taken as a whole) or any individual market in which the Company operates, or the ability of Manager to fulfill its obligations under this Agreement.
     Section 1.5 Compliance with Applicable Law. Manager will perform the Management Services in compliance in all material respects with applicable law.
     Section 1.6 Reimbursement for Expenses. The compensation to be paid to Manager as provided in Article II does not include, and IPO Corp agrees to promptly reimburse Manager for, all direct professional and similar third party expenses incurred by Manager in performing the Management Services, including, without limitation, expenses for audit, legal, tax, insurance and similar third party services, and all travel, lodging and similar and other customarily reimbursable costs, but only to the extent that Manager incurs such third party expenses in connection with operating its own business under similar circumstances. Manager should not incur such reimbursable expenses except generally in accordance with the budget approved by the Board (other than under extraordinary circumstances), to the extent the types of such services are customarily provided for in a budget (e.g., professional services in respect of acquisitions/divestitures will not be budgeted).
     Section 1.7 Arm’s Length Transactions. Notwithstanding any other provision of this Agreement, (a) all transactions between the Companies and Manager or any of its affiliates or otherwise arranged by Manager and involving or for the benefit of the Companies, including without limitation any transactions regarding use of programming, network programming and sales, sales commissions, compensation to radio stations or the employment or compensation of personnel and contractors, including on air talent, shall be on a basis that is at least as favorable to the Companies as if the Companies were to obtain the products or services to which such transactions relate from an independent third party as arranged by the Companies, and (b) all material agreements between Manager or any affiliate of Manager and one or more of the Companies must be approved in advance by the Board. At each meeting of the Board, Manager shall review with the Board any such material agreements that are proposed to be entered into by the Companies and Manager or any affiliate of Manager. Notwithstanding the foregoing, to the extent Manager maintains programs (whether in-house or with a third party) for the provision of training to its own employees, Manager will make available to employees of the Companies, and Manager employees providing services to the Companies pursuant to this Agreement, the same training opportunities at the same cost incurred by Manager, including but not limited to any such training opportunities provided to Manager at zero cost.
     Section 1.8 Indemnification.
     (a) IPO Corp agrees to indemnify and hold Manager, its subsidiaries, and its and their respective directors, officers, employees, agents and representatives (collectively, the “Indemnified Parties”) harmless from and against any and all actions, claims, losses, damages, liabilities or costs (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise and whether or not a party thereto), whether or not arising out of third party claims, including reasonable legal fees and expenses in connection with, and other costs of, investigating, preparing or defending any such action, whether or not in connection with litigation in which an Indemnified Party is a party, and as and when incurred, caused by, relating to, based upon or arising out of or in connection with (directly or indirectly), including prior to the Effective Date, the Management Services contemplated by this Agreement or the engagement of the Indemnified Parties pursuant to, and such Indemnified Party’s performance of its obligations under, this Agreement; provided, however, that such indemnity shall not apply to any action, claim, damage, liability or cost to the extent such action, claim, damage, liability or cost has been finally adjudicated by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of any one or more of the Indemnified Parties (including, without limitation any consultants, independent contractors or other third parties engaged by them if, but only if, the Indemnified Parties were grossly negligent in selecting such third parties); provided, further, that such indemnity shall not apply to claims arising out of the employment by an Indemnified Party or failure by an Indemnified Party to employ any person by one or more of the Indemnified Parties; provided, however, that neither (i) the taking of any action by Manager specifically directed by the Board to be taken by Manager nor (ii) the failure of Manager to take action specifically recommended to the Board by Manager that the Board directed Manager not to take, shall, (A) for purposes of the preceding provision or Section 1.9, constitute gross negligence or willful misconduct, or (B) constitute an employment matter as to which Manager is not entitled to indemnification for the purpose of the immediately preceding proviso above. Any claim by any of the Companies or by or on behalf of the stockholders or any other affiliate of Manager will not be indemnifiable pursuant to this Section 1.8.
     (b) If any action, proceeding or investigation is commenced for which an Indemnified Party proposes to demand such indemnification, it will notify IPO Corp with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify IPO Corp will not relieve IPO Corp from its obligations hereunder, except to the extent that such failure shall have prejudiced the defense of such action. IPO Corp. shall promptly pay expenses reasonably and actually incurred by an Indemnified Party (including the reasonable fees and expenses of counsel) in investigating, defending or settling (subject to the provisions of this Section 1.8(b)) any action, claim proceeding or investigation in which an Indemnified Party is a party or is threatened to be made a party in advance of the final disposition of such action, proceeding, or investigation upon submission of invoices therefor. Manager, on behalf of each Indemnified Party, hereby undertakes, and IPO Corp. hereby accepts its undertaking, to repay any and all such amounts so advanced if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified therefor. If any such action, proceeding, or investigation in which an Indemnified Party is a party is also against any of the Companies, the Indemnified Party may provide the Companies with legal representation by the same counsel who represents the Indemnified Party. Notwithstanding anything herein to the contrary, in connection with any such action, proceeding or investigation in respect of which indemnification may be sought hereunder, IPO Corp may assume the defense thereof with counsel reasonably selected by it; provided, however, that if there are actual or potential conflicts of interest between such Indemnified Party and IPO Corp, then such Indemnified Party shall be entitled to use separate counsel of its own choice, and IPO Corp agrees to pay reasonable fees and expenses of such counsel; provided, however that IPO Corp will only be required to pay such fees for one separate counsel engaged to represent all Indemnified Parties. Nothing herein shall prevent the Indemnified Parties from using more than one separate counsel of their own choice at their own expense. IPO Corp shall only be liable for settlements of claims against any Indemnified Party made with IPO Corp’s written consent. IPO Corp shall not, in defense of any such claim involving an Indemnified Party, except with the prior written consent of such Indemnified Party, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff in question to such Indemnified Party and any affiliates of such Indemnified Party and any affiliates of such Indemnified Party named in such claim of an unqualified release of all liabilities in respect of such claims.
     (c) IPO Corp agrees that if any indemnification sought by any Indemnified Party pursuant to this Section 1.8 is unavailable for any reason or is insufficient to hold the Indemnified Party harmless against any liabilities referred to herein, then IPO Corp shall contribute to the liabilities for which such indemnification is held unavailable or insufficient in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by IPO Corp, on the one hand, and the Indemnified Party, on the other hand, in connection with the transactions which gave rise to such liabilities or, if such allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of IPO Corp, on the one hand, and the Indemnified Party, on the other hand, as well as any other equitable considerations.
     Section 1.9 Directors and Officers Insurance; Indemnification of Individual Officers. IPO Corp shall provide the individuals serving in the capacities specified in Section 1.1(b) with (a) the coverage available to the officers of IPO Corp under IPO Corp’s policies of directors and officers insurance, if any, and (b) the indemnification provided by IPO Corp’s bylaws and Certificate of Incorporation available to the officers of IPO Corp.
ARTICLE II
COMPENSATION TO MANAGER
     Section 2.1 Management Fee. During the term of this Agreement, IPO Corp shall pay to the Manager an annual management fee (the “Management Fee”) equal to the greater of (i) $4.0 million or (ii) 4.0% of the Companies’ earnings before interest, taxes, depreciation, and amortization on a consolidated basis, calculated before deduction of the Management Fee, and the monitoring fees to members of CMP (“Adjusted EBITDA”).
     Section 2.2 Payments. The Management Fee shall be payable on a quarterly basis as follows:
     (a) On the first day of each calendar quarter (January 1, April 1, July 1 and October 1) respectively, IPO Corp shall pay to Manager the sum of $1 million (the “Minimum Payment”).
     (b) Within forty-five (45) days after the end of each calendar year, Manager shall calculate Adjusted EBITDA on a cumulative basis for such calendar year. IPO Corp shall provide Manager with prompt access to all financial and other information reasonably necessary or requested by Manager in connection with such calculation, and otherwise cooperate as reasonably requested with Manager in respect thereof. Manager shall also calculate the aggregate Management Fee payable in accordance with Section 2.1 above for the calendar year, and compare such calculation with the aggregate Minimum Payment that has been paid for such year. Manager shall provide such calculations to the Board with either (i) an invoice for any additional amount of Management Fee payable to Manager, which invoice shall be due and payable promptly after receipt thereof, or (ii) a certification that no additional amount of Management Fee is payable.
     (c) To the extent IPO Corp cannot pay the Management Fee in cash for any reason, including by reason of constraints imposed by any debt financing of IPO Corp or its subsidiaries, the payment to Manager of the accrued and payable Management Fee will be deferred until the date payment in cash of such deferred Management Fee is not otherwise prohibited under any such contract applicable to IPO Corp and is otherwise able to be made. Any installment of the Management Fee not paid on the scheduled due date will bear interest at the per annum rate of 10%, compounded quarterly from the date due until the date of payment.
     Section 2.3 Audit. IPO Corp shall have the right to audit the calculation of the Management Fee by Manager as reasonably directed from time to time by the Board, including but not limited to being provided access to invoices for, or other relevant information regarding, the engagement of third parties to perform professional services to the Companies and, by way of verification, and subject to appropriate restrictions for confidentiality and privilege, comparable invoices or other relevant information for the engagement of third parties engaged to perform professional services for Manager or any of its affiliates. Manager shall cooperate with such audit as reasonably requested by IPO Corp. Should any adjustment to the Management Fee theretofore paid to Manager be required as a result of any such audit, then the party responsible for such adjustment shall promptly pay the amount of such adjustment to the other party.
     Section 2.4 Prorations. The Management Fee shall be prorated for any partial quarters occurring during the term hereof.
ARTICLE III
TERM OF AGREEMENT; EARLY TERMINATION
     Section 3.1 Term of Agreement. The term of this Agreement commences on the Effective Date and will end on the third (3rd) anniversary of the date of this Agreement, unless terminated earlier pursuant to Section 3.2 hereof, or renewed pursuant to Section 3.3 hereof.
     Section 3.2 Early Termination.
     (a) IPO Corp may terminate this Agreement with immediate effect by written notice to Manager given within 90 days of the occurrence of a Change of Control or a Management Turnover (each as defined in Section 5.9 hereof).
     (b) IPO Corp may terminate this Agreement by a majority vote of the members of the Board who are not designees or employees of the Manager or any of its affiliates, if Manager shall have willfully committed a material act of fraud or gross misconduct in performing its obligations hereunder, and such act first occurs during the term of this Agreement, which date of termination shall be specified in a written notice of termination to Manager given by the Board, which notice specifies in reasonable detail the basis, pursuant to this Section 3.2(b), for such termination.

     (c) IPO Corp may terminate this Agreement at any time upon thirty (30) days written notice to Manager.
     (d) Immediately upon any termination of this Agreement pursuant to Sections 3.2(a) or 3.2(b), Manager shall be entitled to any accrued and unpaid compensation owed to Manager pursuant to the terms of this Agreement through the date of such termination. In the event of a termination of the term of this Agreement pursuant to Section 3.2(c), IPO Corp shall continue to pay the Management Fee when and as due as if the term of this Agreement had not been terminated (i) based on the Adjusted EBITDA for the last twelve months prior to such termination should such termination occur on or subsequent to the second (2nd) anniversary of the date hereof, and (ii) based on 110% of the Adjusted EBITDA for the last twelve months prior to such termination should such termination occur prior to the second anniversary of the date hereof.
     Section 3.3 Renewal. IPO Corp shall have the right to renew this Agreement for an additional twenty-four (24) months by written notice to Manager received no later than ninety (90) days prior to the third (3rd) anniversary hereof (the “Renewal Notice Deadline”). Manager shall send to the members of the Board written notice (“Renewal Option Notice”) of such renewal option (which notice shall describe the renewal provisions of this Section 3.3) no later than thirty (30) days prior to the Renewal Notice Deadline. Any period of delay in the receipt by the Board of the Renewal Option Notice will defer the Renewal Notice Deadline for a period commensurate with the period of any such delay. In the event of such a renewal, all the terms and conditions of this Agreement shall apply to such renewal period.
     Section 3.4 Transition Services. In the event of any termination of this Agreement, Manager will, at the request of the Board and for a period not to exceed six months after the effectiveness of such termination (the “Transition Period”), either (i) continue to provide Management Services for the Management Fee as provided hereunder or (ii) provide some but not all of the Management Services for a management fee to be agreed to by the parties hereto, in either case with a view toward facilitating an orderly transition (including the possible migration of systems) to a new management team or outside manager and new systems. Any Management Fee or other amounts due to manager in respect of such transition services will be paid to Manager at the end of the Transition Period.
     Section 3.5 Survival and Termination. The provisions of Sections 1.6, 1.8, 1.9, 1.10, 3.2(d) and 3.4 shall survive the termination of this Agreement, as will any claim that either party may have against the other in respect of an alleged breach of this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     Section 4.1 Representations and Warranties of Each Party. Each of the parties hereto represents and warrants to the other that, as of the date hereof:
     (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is formed and has all requisite corporate or limited liability company authority to own its property and assets and to conduct its business as presently conducted or proposed to be conducted under this Agreement;
     (b) it has the corporate or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement;
     (c) all necessary action has been taken to authorize its execution, delivery and performance of this Agreement and this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity;
     (d) neither its execution and delivery of this Agreement nor the performance of its obligations hereunder will:
(i)	conflict with or violate any provision of its certificate of incorporation or by-laws or certificate of formation and limited liability company agreement, as applicable;

(ii)	conflict with, violate or result in a breach of any constitution, law, judgment, regulation or order of any governmental authority applicable to it; or

(iii)	conflict with, violate or result in a breach of or constitute a default under or result in the imposition or creation of any mortgage, pledge, lien, security interest or other encumbrance under any term or condition of any mortgage, indenture, loan agreement or other agreement to which it is a party or by which its properties or assets are bound;
     (e) no approval, authorization, order or consent of, or declaration, registration or filing with any governmental authority or third party is required for its valid execution, delivery and performance of this Agreement, except such as have been duly obtained or made, other than filings with the FCC for informational purposes; and
     (f) there is no action, suit or proceeding, at law or in equity, by or before any court, tribunal or governmental authority or third party pending, or, to its knowledge, threatened, which, if adversely determined, would materially and adversely affect its ability to perform its obligations hereunder or the validity or enforceability of this Agreement.
ARTICLE V
MISCELLANEOUS
     Section 5.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by nationally recognized overnight courier service, or by facsimile transmission (with receipt acknowledged)

or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:
If to IPO Corp:
CMP Susquehanna Holdings
Corp. 3535 Piedmont Road
Building 14, 14th Floor
Atlanta, Georgia 30305
Attention: Board of Directors
Facsimile: (404) 443-0742
If to Manager:
Cumulus Media Inc.
3535 Piedmont Road
Building 14, 14th Floor
Atlanta, Georgia 30305
Attention: Lewis W. Dickey, Jr.
Facsimile: (404) 443-0742
All such notices, requests and other communications will (i) if delivered personally or by overnight courier service to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon confirmation of transmission, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.
     Section 5.2 Entire Agreement; Effective Date. This Agreement supersedes all prior discussions and agreements between the parties (and their affiliates) with respect to the subject matter hereof and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement will automatically become effective, without further action of the parties, on the Effective Date.
     Section 5.3 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

     Section 5.4 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.
     Section 5.5 No Third-Party Beneficiary. Except as provided in Sections 1.8 hereof, the terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.
     Section 5.6 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by either party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except for assignments and transfers by operation of law. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by, the parties and their respective successors and assigns.
     Section 5.7 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
     Section 5.8 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
     Section 5.9 Definitions. When used in this Agreement, the following terms shall have meaning ascribed to them below:
     (a) “Affiliate” shall have the meaning assigned to such term in Rule 405 promulgated under the Securities Act of 1933, as amended.
     (b) “Exchange Act” means the Securities Exchange Act of 1934.
     (c) “Change of Control” means if at any time any of the following events shall have occurred:
(i)	CMP or IPO Corp is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of shares of common stock of CMP or IPO Corp, as the case may be, outstanding immediately prior to such transaction;

(ii)	the Companies sell or otherwise transfer all or substantially all of their assets to any other corporation (other than a subsidiary) or other legal person, and less than a majority of the combined voting power of the then outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of shares of common stock of CMP or IPO Corp, as the case may be, outstanding immediately prior to such sale or transfer;

(iii)	if, at any time after any public offering of any of IPO Corp’s equity securities, any “person” (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) becomes a “beneficial owner” (as such term is defined in Rule 13d(3) promulgated under the Exchange Act) (other than IPO Corp, any trustee or other fiduciary holding securities under an employee benefit plan of IPO Corp, any PE Investor or any corporation owned, directly or indirectly, by the stockholders of IPO Corp in substantially the same proportions as their ownership of stock of IPO Corp), directly or indirectly, of securities of IPO Corp representing more than 50% of the combined voting power of IPO Corp’s then outstanding securities, or any person becomes the beneficial owner of securities representing more than 50% of the combined voting power of Cumulus; or

(iv)	the stockholders of IPO Corp approve a plan of complete liquidation or dissolution of IPO Corp.
     (d) “Management Turnover” means that three or more of the following executive officers of Manager cease to be executive officers of Manager: Lewis W. Dickey, Jr., John W. Dickey, Jonathan Pinch or Martin R. Gausvik, or two or more of the foregoing executive officers of Manager cease to be executive officers of Manager if one out of the two includes Lewis W. Dickey, Jr.
     (e) “PE Investors” means Bain Capital Fund VIII, L.P., Blackstone Capital Partners IV L.P. and Thomas H. Lee Equity Fund V, L.P. and their affiliated investment funds.
     Section 5.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
     Section 5.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
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     IN WITNESS WHEREOF, each of the parties hereto has caused this Management Agreement to be executed on its behalf by its duly authorized officer as of the date first above written.

CMP SUSQUEHANNA HOLDINGS CORP.
By:	/s/ Lewis W. Dickey, Jr.
	Name:	Lewis W. Dickey, Jr.
	Title:	Chairman, President and Chief Executive Officer

CUMULUS MEDIA INC.
By:	/s/ Lewis W. Dickey, Jr.
	Name:	Lewis W. Dickey, Jr.
	Title:	Chairman, President and Chief Executive Officer

Annex 1
Management Integration Plan
Synergy overview

Department	Line Item	Amount	Explanation	Expected Timing	Commentary
Technical	Salaries	$2,053,221	Consolidate Management positions All stations will be HD ready with solid state transmitters, no tubes required in the future	90 Days
	Tubes	125,000	Removed 100% of expense	Prorated over 12 months
			associated with tubes, remainder is attributable to supplies
	Travel	50,000	With a reduction in Technical	90 Days and prorated over
			staff, Cumulus will be able to	12 months
			reduce this expense — approx. $1 ,300 per emp.

	Total	$2,228,221

Programming	Salaries	$2,056,582	Consolidate Management positions	12 months
	Research	1,000,000	Cumulus in-house research can	90 Days and prorated over
			duplicate existing projects for	12 months
			1/3 the price- able to complete at cost

	Total	$3,056,582

Sales	Salaries	$662,451	Consolidate Management	90 Days
			positions Over two year period, commission will be reduced through restructuring commission plans
	Local Commissions	1,800,000	$900,000 for each of the first two years	Prorated over 24 months
			National Rep Commission will be at 7% from current rate of 10%. Based on Cumulus’ current deal at 7.5%,

1

Synergy overview

Department	Line Item	Amount	Explanation	Expected Timing	Commentary
	National Rep Comm	1,500,000	receiving further reduction in	90 Days
			rate with increased revenue
	Sales, Adv & Merch	300,000	Will use barter more	90 Days and prorated over
			effectively for client	12 months
			merchandising — in proportion to CMLS existing business
	Sales Research	400,000	Cumulus in-house research can	90 Days and prorated over
			duplicate existing projects for	12 months
			1/3 the price
	Travel	100,000	Will use barter more	90 Days and prorated over
			effectively to reduce this	12 months
			expense — Employee reductions
	Entertainment	200,000	Will use barter more	90 Days and prorated over
			effectively to reduce this	12 months
			expense — Employee reductions

	Total	$4,962,451

Promotions	Salaries	$557,048	Consolidate Management positions	90 Days
	On - Air Promotions	600,000	Reduce cash promotion on	90 Days and prorated over
			selected stations — budgeted	12 months
			proportionately to Cumulus
	Off - Air Promotions	300,000	Reduce non essential giveaways	90 Days and prorated over
			at remotes — budgeted	12 months
			proportionately to Cumulus
	Media Promotions	1,600,000	Use barter to supplement cash	90 Days and prorated over
			media buys — cut by 20% for	12 months
			similar amount as Cumulus

	Total	$3,057,048

G&A	Salaries	$3,086,978	Consolidate Management positions	90 Days
	Supplies	100,000	Reduce spending this line item	90 Days and prorated over
			per Cumulus norms	12 months
	Dues	100,000	Eliminate unnecessary	90 Days and prorated over
			subscriptions -streamlined at	12 months
			the corporate level

2

Synergy overview

Department	Line Item	Amount	Explanation	Expected Timing	Commentary
	Travel	70,000	With a reduction of staff	90 Days and prorated over
			we will be able to reduce	12 months
			this expense — $10,000 per market manager eliminated
	Meeting	150,000	With a reduction of staff	90 Days and prorated over
			we will be able to reduce	12 months
			this expense — $21 ,500 per market manager eliminated
	Insurance	200,000	Will get a better rate with	90 Days
			better purchasing power
	Employee Benefits	1,000,000	Convert benefits that are	90 Days
			comparable to Cumulus benefits
	Professional Fees	200,000	Some legal expenses will be	90 Days and prorated over
			handled by Cumulus general	12 months
			counsel

	Total	$4,906,978

Total Personal Savings		$8,416,280
Additional Department
Savings		9,795,000

	Total Savings	$18,211,280

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